                        IMPORTANT NOTICE -- READ CAREFULLY

                  IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                           IN AND FOR NEW CASTLE COUNTY


RICHARD C. GOODWIN, et al.,   )
                                   )
          Plaintiff,          )
                                   )    C.A. No. 14618
               v.                  )
                                   )
JEFFRY M. PICOWER, et al.,         )
                                   )
          Defendants.         )


                       NOTICE OF PENDENCY OF CLASS ACTION, CLASS
                     DETERMINATION, SETTLEMENT OF CLASS AND DERIVA-
                  TIVE ACTION, SETTLEMENT HEARING AND RIGHT TO APPEAR


TO: ALL HOLDERS OF ADVANCED MEDICAL, INC. ("ADVANCED MEDICAL") 10% CUMULATIVE PREFERRED STOCK ("PREFERRED STOCK") AND ADVANCED MEDICAL COMMON STOCK ("COMMON STOCK") AS OF MARCH 20, 1996 AND THEIR SUCCESSORS IN INTEREST (AND ALL TRANSFEREES OF SUCH SHARES ON OR AFTER THAT DATE) AND ALL CURRENT SHAREHOLDERS OF ADVANCED MEDICAL.

THIS NOTICE IS BEING GIVEN TO INFORM YOU OF: (1) THE TERMS OF THE PROPOSED SETTLEMENT OF THE CLASS AND DERIVATIVE CLAIMS ASSERTED BY IN THE ACTION REFERRED TO IN THE CAPTION AND THE PROPOSED DISMISSAL OF THE ACTION; (2) A HEARING TO BE HELD ON AUGUST 29, 1996, AT 11:00 A.M. BEFORE THE HONORABLE MYRON T. STEELE OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, IN AND FOR NEW CASTLE COUNTY, AT 1020 KING STREET, WILMINGTON, DELAWARE 19801 TO DETERMINE WHETHER THE PROPOSED SETTLEMENT IS FAIR, REASONABLE AND ADEQUATE AND IN THE BEST INTERESTS OF ADVANCED MEDICAL AND THE SETTLEMENT CLASSES (AS DEFINED BELOW); (3) YOUR RIGHT TO APPEAR AT SAID HEARING AND THE PROCEDURES AND DEADLINES FOR FILING OBJECTIONS TO THE PROPOSED SETTLEMENT; AND (4) THE AMOUNT OF FEES, COSTS AND EXPENSES THAT PLAINTIFF'S COUNSEL INTENDS TO REQUEST IN AN AWARD FROM THE COURT.

PLEASE READ THIS NOTICE CAREFULLY. IF THE COURT APPROVES THE PROPOSED SETTLEMENT DESCRIBED HEREIN, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS.

          NOTICE IS HEREBY GIVEN pursuant to Delaware Chancery Court Rules 23 and 23.1, and an Order of the Court dated June 28, 1996 (the "Order") in the above-captioned action (the "Action"), that a hearing (the "Settlement Hearing") will be held at 11:00 a.m. on August 29, 1996, Court of Chancery, 1020 King Street, Wilmington, Delaware 19801, before the Honorable Myron T. Steele, Vice-Chancellor, to determine (a) whether a proposed settlement of all claims asserted in this Action, on the terms and conditions set forth in a Stipulation and Agreement of Compromise and Settlement, dated June 18, 1996 (the "Stipulation" or "Settlement") and summarized below, is fair, reasonable, and adequate and reached in the best interest of Advanced Medical and the Temporary Common Class and the Temporary Preferred Class (as defined below) (collectively referred to herein as the "Temporary Classes"), and should be approved by this Court and the Temporary Classes formally certified (the "Settlement Classes"); (b) whether all claims asserted in the Action on behalf of Advanced Medial, the named plaintiff and the Temporary Classes should be dismissed on the merits as to all defendants and with prejudice; (c) whether to release and discharge the Settling Defendants (as defined below) from all Settled Claims (as defined below); (d) whether to permanently bar and enjoin the named plaintiff and each and every member of the Temporary Classes from individually, directly, representatively or in any other capacity, prosecuting in the Action or in any other action or proceeding in any forum against any of the Settling Defendants any claims relating to or arising out of or in connecting with the Settled Claims; and
(e) if the Settlement is approved, to pass upon the application of attorneys for the plaintiff and the Temporary Classes for an allowance of reasonable attorney's fees and expenses incurred on behalf of the plaintiff and the Temporary Classes to be paid as set forth herein.

          THIS NOTICE IS NOT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES. NOTICE IS ONLY PROVIDED SO THAT YOU MAY DECIDE WHAT STEPS, IF ANY, TO TAKE IN RELATION TO THE PROPOSED SETTLEMENT OF THE ACTION.

          IF A PERSON OTHER THAN YOU IS THE RECORD HOLDER OR BENEFICIAL HOLDER OF THE PREFERRED OR COMMON STOCK OF ADVANCED MEDICAL TO WHICH THIS NOTICE REFERS, YOU ARE REQUESTED TO FORWARD THIS NOTICE TO THE RECORD HOLDER OR BENEFICIAL OWNER. BROKERAGE FIRMS, BANKS AND/OR OTHER PERSONS OR ENTITIES WHO HELD SHARES OF ADVANCED MEDICAL ON OR AFTER MARCH 20, 1996, FOR THE BENEFIT OF OTHERS ARE DIRECTED PROMPTLY TO SEND THIS NOTICE TO ALL OF THEIR RESPECTIVE BENEFICIAL OWNERS. IF ADDITIONAL COPIES OF THE NOTICE ARE NEEDED FOR FORWARDING, ANY REQUESTS FOR SUCH ADDITIONAL COPIES MAY BE MADE TO ADVANCED MEDICAL'S TRANSFER AGENT AT THE FOLLOWING ADDRESS:

               MR. EMANUEL GALFO
               CHASEMELLON SHAREHOLDER SERVICES
               450 WEST 33RD STREET
               NEW YORK, NEW YORK 10001

          IN THE  ALTERNATIVE, RECORD  HOLDERS MAY  FORWARD THE
          NAMES  AND  ADDRESSES  OF  THE  BENEFICIAL  OWNERS TO
          ADVANCED  MEDICAL'S  TRANSFER AGENT  AT THE FOREGOING
          ADDRESS WHO WILL CAUSE THE NOTICE TO BE SENT.

             BACKGROUND INFORMATION AND DESCRIPTION OF THE ACTION


          Plaintiff filed his complaint in the Action on October 16, 1995, and a motion to amend the complaint on January 17, 1996, which motion was consented to without prejudice by defendants. Plaintiff's amended complaint (the "Complaint") alleges individual and class claims on behalf of plaintiff, all persons who owned shares of Preferred Stock of Advanced Medical at any time during the period from March 29, 1994 to the present, or their successors-in-interest, excluding the defendants herein and other current directors and officers of Advanced Medical, all persons who owned shares of Common Stock of Advanced Medical at any time from February, 1995 to the present, or their successors-in-interest, excluding the defendants herein and other current directors and officers of Advanced Medical, and stockholder derivative claims on behalf of Advanced Medical, and names as defendants Advanced Medical, members of Advanced Medical's Board of Directors, and Decisions Incorporated ("Decisions").

          The Complaint seeks relief for alleged breaches of contract and breaches of fiduciary duty by the defendants in connection with (i) Advanced Medical's failure to redeem the outstanding shares of Preferred Stock; (ii) certain loans by Decisions to Advanced Medical, the first ("Loan I") being a seven (7%) percent loan in the principal amount of $6 million made on January 4, 1994, the principal amount of which is convertible into Advanced Medical Common Stock at a price of $1.00 per share, the second ("Loan II") being a nine (9%) percent loan in the principal amount of $6.5 million made on August 12, 1994, the principal amount of which is convertible into Advanced Medical Common Stock at a price of .62CENTS per share, and the third ("Loan III") being a seven (7%) percent loan in the principal amount of $25 million made on December 5, 1995, the principal amount of which is convertible into Advanced Medical Common Stock at a price of $2.625 per share; and (iii) the March 1991 exchange of 262,260 shares of Preferred Stock issued to Jeffery Picower, Decisions and JA Special Partnership for 333,000 shares of a new class of subordinate convertible preferred stock (the "Convertible Preferred Stock"), each share of which is convertible into shares of Common Stock of Advanced Medical at a specified conversion rate.

          More specifically, the Complaint alleges, among other things, that at all times relevant to the Action, Advanced Medical was obligated to redeem pursuant to the certificate of voting powers, designation, rights, preferences and restrictions of 10% cumulative preferred stock governing the Preferred Stock (the "Certification of Designation"), and that Loans I, II and III and the Convertible Preferred Stock grant the holders thereof conversion rights at below market prices which, if exercised in the future, would constitute an unfair waste of Advanced Medical's assets and which, plaintiff also claims, resulted in sales of stock and violations of the dividend preference under the Certificate of Designation governing the Preferred Stock.

          Plaintiff prays in the Complaint (a) that the Action be certified as a class action on behalf of all persons who have owned shares of Advanced Medical Preferred Stock at any time between March 29, 1994 and the present or their successors-in-interest;(b) that the Action be certified as a class action on behalf of all persons who have owned shares of Advanced Medical Common Stock at any time between February 1995 and the present or their successors-in-interest;(c) that the Court order that Advanced Medical redeem the outstanding shares of Advanced Medical Preferred Stock in an amount sufficient to pay the mandatory redemption price and all accrued dividends with interest;(d) that the Court order a reformation of Loans I, II and III to eliminate Decisions' right to convert any principal portion of the loans into Common Stock;(e) that the Court reform the Convertible Preferred to eliminate any and all right to convert the Convertible Preferred to Common Stock; and (f) that the Court award plaintiff costs and expenses of this Action, including attorney, accountant and expert fees.

          On or about November 30, 1995, plaintiff moved for a temporary restraining order seeking to enjoin the consummation of Loan III, which was denied by the Court on December 4, 1995. Thereafter, plaintiff moved for a preliminary injunction seeking to void Loan III or compel Advanced Medical to set aside $5 million of the proceeds of Loan III pending the trial of the Action. In connection with the preliminary injunction motion, the

Court granted plaintiff's motion for expedited discovery and the parties set a schedule for (and began to engage in) expedited discovery.

          During the course of the expedited discovery, plaintiff's counsel and defendants' counsel agreed that plaintiff's motion for a preliminary injunction would be withdrawn without prejudice provided defendants agreed to provide plaintiff's counsel with ten (10) days prior notice of the exercise of any conversion rights with respect to Loans I, II and III or the Convertible Preferred, and the parties set a schedule for discovery, briefing and the trial of the Action.

          On January 26, 1996, plaintiff moved for partial summary judgment seeking an order compelling Advanced Medical to redeem the outstanding shares of Preferred Stock in accordance with the Certificate of Designation, and the parties agreed upon a tentative briefing schedule on plaintiff's motion for partial summary judgment.

          Following extensive negotiations and discovery, the parties agreed to the principal terms of the Settlement of the Action as set forth in a Memorandum of Understanding dated March 19, 1996. This tentative agreement was announced in a Press Release issued by Advanced Medical on March 20, 1996.

                PLAINTIFF'S INVESTIGATION AND DISCOVERY


          Since initiation of the Action, counsel for plaintiff has vigorously pursued the various claims. Prior to and after the execution of the Memorandum of Understanding plaintiff engaged in significant discovery including receipt and review of documents obtained from the defendants pursuant to plaintiff's document request and depositions of the President and an independent director of Advanced Medical. Moreover, plaintiff's counsel have investigated, studied and analyzed the public documents concerning the matters alleged in the Complaint, moved for partial summary judgment and, subsequent to their motion for a preliminary injunction, arranged with defendants' counsel for expedited discovery and a pre-trial and trial schedule. Plaintiff's counsel also retained a financial expert to whom they provided the material obtained from disclosure and their investigation, and have had extensive consultation with and received reports from their expert as to the matters alleged in the Complaint.

          DENIAL OF LIABILITY AND WRONGDOING BY DEFENDANTS


          Defendants specifically deny all the material allegations of the complaint in the Action; deny that they have violated any law or regulation; deny that they have committed any wrongdoing; and deny all liability to the plaintiff and the Temporary Classes. The defendants assert that their conduct has at all times proper and lawful and believe that there are valid and meritorious defenses as a matter of fact and law to the claims asserted in the Action.

          The Court has made no findings that the defendants have engaged in any wrongdoing or in any wrongful conduct or have otherwise acted improperly or in violation of any law or regulation in any respect.

                       THE PROPOSED SETTLEMENT


          A. Within ten (10) days following Final Court Approval of the Settlement (as defined below) (the date of such approval being referred to herein as the "Approval Date"), Advanced Medical shall establish: (i) a record date (the "Record Date") for holders of Preferred Stock to receive notice of redemption which Record Date shall be not more than twenty (20) days following the Approval Date; and (ii) a redemption date (the "Redemption Date") for the redemption of the Preferred Stock, which Redemption Date shall be not less than fifteen (15) nor more than fifty (50) days following the mailing of such notice of redemption. Within ten (10) days following the Record Date, Advanced Medical shall in accordance with the procedures set forth in, and in satisfaction of the terms of, the Certificate of Designation governing the Preferred Stock, mail notice of redemption so as to cause the Preferred Stock to be redeemed on the Redemption Date at a per share price of $10.00 plus accrued dividends pro-rated as of the Redemption Date and no more (the "Base Amount"), less any amount paid from and deducted pro-rata from the payment of the Base Amount as the Court may award to plaintiff's counsel (see "ATTORNEYS' FEES AND EXPENSES" below), which payment shall be deemed to satisfy all of the obligations of Advanced Medical in respect of the Preferred Stock.

          B. Within ten (10) days following the Approval Date, Advanced Medical shall pay plaintiff's attorneys' fees and expenses in an amount to be awarded by the Court (see "ATTORNEYS' FEES AND EXPENSES" below).

          C. Within ten (10) days following the Approval Date, Advanced Medical shall amend its by-laws to provide that Advanced Medical will not subsequently enter into any additional material transactions with any control person or any entity controlled by such control person without the approval of a "special committee" of not less than two directors of Advanced Medical, deemed to be independent pursuant to or in satisfaction of the rules or policy of the exchange on which Advanced Medical's Common Stock is then currently listed (or otherwise satisfactory to such exchange), appointed to review, negotiate and make recommendations to Advanced Medical's Board of Directors concerning the proposed material transaction, which special committee, in connection with the foregoing, shall: (i) retain independent legal counsel, at Advanced Medical's expense, to advise it with respect to such transaction; and (ii) retain an independent financial advisor, at Advanced Medical's expense, to advise it with respect to such transaction, if such action is determined by the committee to be advisable upon consultation with its independent counsel. A "material transaction" shall mean any transaction which has a material affect on the business, operations, financial condition or prospects of Advanced Medical. For this purpose, any transaction involving total payments in excess of $1 million shall be deemed to be material. "Control person" means any person controlling Advanced Medical. For the purposes of this definition, "control", as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of another person whether through the ownership of voting securities, by agreement or otherwise.

          The redemption set forth in (A) above (the "Redemption") shall be made if the Settlement is approved and becomes final. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an Order and Final Judgment approving the Settlement and that Order and Final Judgment becomes final and is no longer subject to appeal. The parties to the Settlement intend the Order and Final Judgment herein to have maximum preclusive effect (I.E., to act as res judicata and/or collateral estoppel) and thereby act as a bar to the commencement or prosecution of any other action in any forum by any member of either of the Settlement Classes asserting any claims either directly, representatively, derivatively or in any other capacity, against any defendant herein which have been or could have been asserted in the Action, or which arise from or relate to any of the Settled Claims.

          In the event that the Court fails to approve the Settlement or if the Order and Final Judgment referred to above is not entered or does not become final and non-appealable or if the Stipulation is terminated as provided therein or otherwise by order of the Court, then Advanced Medical will make no payments of any kind (other than payments for costs already incurred in connection with the mailing of notice and administration of the Settlement), and the parties shall be restored to the status quo existing as of the date of this Stipulation.

          The Redemption will be effected on the Redemption Date subject to and in accordance with the terms of the Certificate of Designation governing the Preferred Stock, the Stipulation, the Order dated June 28, 1996, and any subsequent order of the Court, provided, however, that no party shall have withdrawn from the Settlement as provided therein and the Settlement shall not otherwise have been terminated.


                          TEMPORARY CLASS CERTIFICATION

          In the Order, this Court temporarily certified the Action for purposes of settlement to be a class action pursuant to Del. Ch. Ct. R. 23(a) and 23(b)(1) and (b)(2). The Temporary Common Class consists of all record holders and beneficial owners (including their legal representatives and heirs) of Advanced Medical Common Stock as of March 20, 1996 and their successors-in-interest (including all transferees of such shares on or after that date). The Temporary Preferred Class consists of all record holders and beneficial owners (including their legal representatives and heirs) of Advanced Medical Preferred Stock as of March 20, 1996 and their successors-in-interest (including all transferees of such shares on or after that date). Excluded from the Temporary Classes are the defendants herein and other current directors and officers of Advanced Medical.


                             POSITION OF THE COURT

          This Court's Order certifying the Temporary Classes and directing the Settlement Hearing should not be construed or considered in any way as an expression or indication of the Court's views as to the merits of any claims or defenses asserted by any parties in this litigation. The Court has not determined the merits of any of the issues in this Action.


                OTHER FACTORS CONSIDERED BY PLAINTIFF OR DEFENDANTS

          Based upon, among other things, plaintiff's attorneys' review of documents and depositions taken; filings with the SEC and other relevant and publicly available materials; the record in this Action; discussions with their expert, named plaintiff and representatives of defendants; and an assessment of the likelihood of success and the significant risks inherent in further litigation of the issues, including those relating to the defendants' alleged breaches of contract and of fiduciary duties of loyalty and care, and the fairness of Loans I, II and III and the Convertible Preferred Stock, plaintiff's attorneys have concluded that the Settlement is highly desirable and is therefore in the best interest of Advanced Medical, the named plaintiff and members of the Settlement Classes. Plaintiff has agreed to settle this action pursuant to the terms and provisions of the Stipulation after considering: (1) the likelihood of success and the significant risks of litigation; (2) the desirability of permitting the Settlement to be consummated in accordance with the terms of the Stipulation; (3) the further protracted pretrial proceedings which would necessary to resolve the issued in the Action; (4) the likelihood that such issues would become the subject of appellate review, with the attendant delay until final adjudication of the claims and defenses asserted; and (5) the conclusion of plaintiff's attorneys that the Settlement is fair, reasonable and adequate and in the best interests of Advanced Medical and the members of the Settlement Classes.

          Defendants acknowledge that the amendment to the by-laws of Advanced Medical is being made as a result of the aforementioned negotiations with plaintiff's counsel and the pendency and prosecution of the Action, and that the amendment is appropriate for inclusion therein. Although denying any wrongdoing whatsoever and believing that Action to be without merit, defendants consider that it is nevertheless desirable that the Action be settled in the manner and upon the terms and conditions of the Stipulation in order to avoid the burden and expense of further legal proceedings and to put to rest all claims which have been, could have been, or might in the future be asserted arising from or in any way relating to the Settled Claims (as defined below), which defendants believe is in the best interests of Advanced Medical and all of its shareholders.


              EFFECT OF COURT APPROVAL OF THE SETTLEMENT

          If the Court approves the Settlement and if the Settlement becomes effective, all claims, rights or causes of action whether under any state, foreign or federal statutory or common law that have been, could have been, or in the future might have been asserted in any forum by plaintiff herein, Advanced Medical or any members of the Settlement Classes, known or unknown, whether directly, representatively, derivatively or in any other capacity, against any defendant named in the Action, or against any of their respective parents, subsidiaries, affiliates, divisions, predecessors, heirs, successors, assigns, and present and former officers, directors, partners, principals, employees, representatives and each and all of their agents, financial advisors, legal counsels, employees, officers, directors, partners and assigns (collectively, the "Settling Defendants"), directly or indirectly relating to or arising out of or in connection with any of the claims, transactions, disclosures, facts, matters or occurrences referred to in the Complaint in the Action and all matters associated therewith or related thereto (collectively, the "Settled Claims"), shall be compromised, settled, released and dismissed with prejudice.

          The Settlement will not become effective unless and until it is finally approved by the Court, and the Court enters an Order and Final Judgment substantially as described herein, and all objections, if any, an all appeals involved, if any, have been determined, or the time in which to appeal has expired.

          If the Court approves the proposed Settlement, the parties shall jointly request the Court to enter an Order and Final Judgment providing for the following:

          (a) formally certifying the Temporary Common Class and the Temporary Preferred Class each as a separate class meeting all of the requisites of Del. Ch. Ct. R. 23(a), (b)(1) and (b)(2) (the Settlement Classes);

          (b) approving the Settlement as fair, reasonable and adequate and reached in the best interest of Advanced Medical and the Settlement Classes, and directing consummation of the Settlement in accordance with the terms and provisions of the Stipulation;

          (c) adjudging that the method of providing notice of the Settlement and the Settlement Hearing thereon to current shareholders of Advanced Medical and members of the Temporary Classes, as set forth herein, was the best notice practicable under the circumstances;

          (d) dismissing all claims asserted in the Action on behalf of Advanced Medical, the named plaintiff and the Settlement Classes on the merits as to all defendants and with prejudice;

          (e) releasing and discharging the Settling Defendants from all Settled Claims;

          (f) permanently barring and enjoining the named plaintiff and each and every member of the Settlement Classes, individually, directly, representatively or in any other capacity, from prosecuting in the Action or in any other action or proceeding in any forum against any of the Settling Defendants any claims relating to or arising out of or in connection with the Settled Claims.

          (g) awarding to the attorneys for the plaintiff and the Settlement Classes reasonable attorneys' fees and expenses incurred on behalf of the plaintiff and the Settlement Classes to be paid as set forth below; and

          (h) containing such other further provisions consistent with the terms and provisions of the Stipulation as the Court may deem advisable, and to which the parties to the Settlement consent.


             THE RIGHT TO BE HEARD AT THE SETTLEMENT HEARING

IF YOU DO NOT WISH TO OBJECT TO THE PROPOSED SETTLEMENT, YOU NEED NOT APPEAR AT THE HEARING.

          A hearing shall be held on August 29, 1996, at 11:00 a.m. (the "Hearing") in the Court of Chancery of the State of Delaware, 1020 King Street, Wilmington, Delaware 19801, to determine the fairness, reasonableness and adequacy of the terms and conditions of the Settlement, and whether the Settlement should be approved by the Court and judgment entered thereon.

          The Court reserves the right to adjourn the Hearing or any adjournment thereof, including consideration of the application for attorneys' fees and expenses, without further notice other than an oral announcement at the Hearing or any adjournment thereof. The Court also reserves the right to approve the Settlement at or after the Hearing with such modification as may be consented to by the parties to the Stipulation and without further notice to the members of the classes.

          Any shareholder of Advanced Medical or member of either of the Settlement Classes who objects to the (i) Settlement; (ii) dismissal; (iii) release; (iv) judgments to be entered with respect thereto; (v) plaintiff's counsels' application for fees and reimbursement of costs and expenses in the Action; or (vi) who otherwise wishes to be heard, may appear in person or by his, her or its attorney at the Hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for the named plaintiff and defendants in the Action shall be heard and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court of Chancery (unless the Court of Chancery in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) calendar days prior to the Hearing a written notice of intention to appear including a statement of such person's objections to any matters before the Court and the grounds therefor or the reasons for such person's desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider, shall be filed by such person with the Register in Chancery and, on or before the date of such filing, shall be served upon the following counsel of record:

               Thomas R. Hunt, Jr., Esq.
               MORRIS, NICHOLS, ARSHT &
                 TUNNEL
               1201 N. Market Street

               Wilmington, DE 19899

               Samuel L. Barkin, Esq.
               GORDON ALTMAN BUTOWSKY
               WEITZEN SHALOV & WEIN
               114 West 47th Street
               New York, NY 10036

               Jay W. Eisenhofer, Esq.
               BLANK ROME COMISKY
                 & McCAULEY
               1220 Market Street
               Wilmington, DE 19801

                        -and-

               Ann D. White, Esq.
               MAGER, LIEBENBERG and
                 WHITE
               Two Penn Center
               Philadelphia, PA 19102

          Unless the Court otherwise directs, no person shall be entitled to object to the approval of any of the Settlement, any judgment entered thereon, any award of attorneys' fees and reimbursement of expenses, or otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. Any person who fails to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.


                    ATTORNEYS' FEES AND EXPENSES

          Plaintiff and the Settlement Classes are represented by Blank Rome Comisky & McCauley, 1220 Market Street, Wilmington, DE 19801, Mager Liebenberg and White, Two Penn Center, Philadelphia, PA 19102 and Kalikman & Masnik, 2 Kings Highway West, Haddonfield, NJ 08033. Plaintiff's counsel intend to make an application to the Court for an award of counsel fees, expenses, allowances, and disbursements to be paid out by Advanced Medical in the event that the proposed Settlement is approved by the Court. Plaintiff's counsel in the Action will apply to the Court, at or subsequent to the Settlement Hearing, for an award of attorney's fees and expenses in an amount not to exceed $500,000.00 to be paid by Advanced Medical, and an additional award of attorney's fees and expenses of up to $1.50 per share of Preferred Stock redeemed pursuant to and in accordance with the terms of the Settlement, which shall be paid from, and deducted pro-rata (on a per share basis) from, the payment of the Base Amount payable in respect of each share of Preferred Stock to be redeemed pursuant to and in accordance with the terms of the Settlement.

          It is contemplated that the Settlement will be administered by or at the direction of defendants, and all expenses incurred in connection with the administration of the Settlement shall be borne by Advanced Medical.

                          SCOPE OF THIS NOTICE

          The references in this Notice to the pleadings in the Action, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. Further details concerning the Action, the claims have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, are contained in the Court's files with respect to the Action under Civil Action No. 14618. You may examine the file on any weekday during regular business hours at the office of the Register in Chancery, Daniel L. Hermman Courthouse, 1000 King Street, Wilmington, Delaware 19801. Should you have any questions with respect to this Notice, the proposed Settlement or the Action generally, you should raise them with your own attorney or counsel for the classes. Class counsel to whom questions concerning this Notice, the proposed Settlement or the status of the Action may be directed is Blank Rome Comisky & McCauley, 1220 Market Street, Wilmington, DE 19801 (302) 425-6400 Attn: Jay W. Eisenhofer, Esq. or Mager Liebenberg and White, Two Penn Center, Philadelphia, PA 19102 (215) 569-6921 Attn: Ann D. White, Esq. DO NOT CONTACT THE COURT REGARDING SUCH QUESTIONS.

Dover, Delaware
June 28, 1996


                                   By Order of the Court

                                   MYRON T. STEELE
                                   VICE CHANCELLOR